As filed with the Securities and Exchange Commission on May 10, 2024

Registration No. 333-198233

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTLAKE CHEMICAL PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	32-0436529
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2801 Post Oak Boulevard, Suite 600 Houston, Texas	77056
(Address of principal executive offices)	(Zip code)

WESTLAKE CHEMICAL PARTNERS LP

LONG-TERM INCENTIVE PLAN

(As Amended and Restated Effective May 8, 2024)

(Full title of the plan)

L. Benjamin Ederington

Executive Vice President, Performance and Essential Materials,

General Counsel, Chief Administrative Officer and Director

Westlake Chemical Partners GP LLC

2801 Post Oak Boulevard, Suite 600

Houston, Texas 77056

(713) 585-2900

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Timothy S. Taylor

Carina L. Antweil

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On August 19, 2014, Westlake Chemical Partners LP (the “Registrant” or the “Partnership”) filed a Registration Statement on Form S-8 (File No. 333-198233) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relating to the registration of 1,270,000 common units representing limited partner interests (“Common Units”) issuable pursuant to awards granted under the Westlake Chemical Partners LP Long-Term Incentive Plan (the “Prior Plan”).

This Post-Effective Amendment No. 1 to the Registration Statement (this “Post-Effective Amendment”) is being filed by the Registrant to reflect the amendment and restatement of the Westlake Chemical Partners LP Long-Term Incentive Plan as of May 8, 2024 (the “2024 Plan”), which extended the duration of the Prior Plan for ten years. The 2024 Plan was adopted by the board of directors of Westlake Chemical Partners GP LLC, a Delaware limited liability company and the general partner (the “General Partner”) of the Registrant, and approved by the Registrant’s unitholders at its special meeting of unitholders held on May 8, 2024 (the “Special Meeting”).

Upon unitholder approval of the 2024 Plan, the Partnership’s authority to grant new awards under the Prior Plan terminated and 1,198,853 Common Units that had been available for new award grants under the Prior Plan immediately prior to the Special Meeting became available for grants under the 2024 Plan. As provided in the 2024 Plan, any Common Units subject to awards outstanding under the Prior Plan that are forfeited, cancelled, exercised, settled in cash or otherwise terminate or expire without the actual delivery of Common Units pursuant to such award, or any Common Units under an award that are held back to cover the exercise price or tax withholding, are available to satisfy future awards under the 2024 Plan. As of the date of the Special Meeting, a total of 18,564 Common Units were subject to awards then outstanding under the Prior Plan.

The filing fee for the registration of the offer of Common Units under the 2024 Plan was paid in full upon the filing of the Registration Statement. Pursuant to the Commission’s Compliance and Disclosure Interpretation 126.43, no filing fee is due upon the filing of this Post-Effective Amendment.

Except to the extent specified herein, the Registration Statement as previously filed is not amended or otherwise affected by this Post-Effective Amendment thereto.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information concerning the 2024 Plan required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents have been filed with the Commission by the Partnership (File No. 001-36567) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are hereby incorporated in the Registration Statement by reference:

(1)	The Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

(2)	The Partnership’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024;

(3)	The Partnership’s Current Report on Form 8-K filed on May 8, 2024; and

(4)

The description of our Common Units contained in the Registration Statement on Form 8-A filed on July 24, 2014, as updated by the description of our Common Units filed as Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and as we may further update that description from time to time.

All documents filed with the Commission by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) subsequent to the date hereof and prior to the filing of another post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of the Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Expert and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Subject to any terms, conditions, or restrictions set forth in the Registrant’s First Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”), Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against any and all claims and demands whatsoever.

Section 7.7(a) of the Partnership Agreement provides that the Registrant will indemnify and hold harmless the following persons, in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities (joint or several) expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee and acting (or refraining to act) in such capacity:

•	the General Partner, as the general partner of the Registrant;

•	any departing general partner of the Registrant (a “Departing GP”);

•	any person who is or was an affiliate of the General Partner or any Departing GP;

•

any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of the Registrant, its subsidiaries, the General Partner, any Departing GP or any of their respective affiliates;

•

any person who is or was serving as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to the Registrant or its subsidiaries;

•	any person who controls the General Partner or any Departing GP; or

•	any person designated by the General Partner.

Any indemnification under these provisions will be made only out of the assets of the Registrant. Unless the General Partner agrees otherwise, the General Partner will not be personally liable for, or have any obligation to contribute or loan any monies or property to the Registrant to enable it to effectuate, such indemnification.

Section 7.7(d) of the Partnership Agreement states that the Registrant may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates and such other persons as the General Partner determines, covering liabilities that may be asserted against, or expense that may be incurred by, such persons in connection with the Registrant’s activities or such person’s activities on behalf of the Registrant, regardless of whether the Registrant would have the power to indemnify such person against such liabilities under the Partnership Agreement.

Subject to any terms, conditions or restrictions set forth in the First Amended and Restated Limited Liability Company Agreement of Westlake Chemical Partners GP LLC (the “LLC Agreement”), Section 18-108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Section 5.10 of the LLC Agreement provides that the General Partner will indemnify and hold harmless the following persons, in most circumstances, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee and acting (or refraining to act) in such capacity:

•	Westlake International Services Corporation, the sole member of the General Partner;

•	any person who is or was an affiliate of the General Partner;

•	any person who is or was a member, partner, director, officer, fiduciary or trustee of the General Partner, the Registrant or its subsidiaries;

•	any person who is or was serving at the request of the sole member of the General Partner as a member, partner, director, officer, fiduciary or trustee of another person; and

•	any person the General Partner designates as an indemnitee for purposes of the LLC Agreement.

The General Partner may purchase and maintain (or reimburse its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates, any indemnitee described in the previous five bullets and such other persons as the General Partner determines, covering liabilities that may be asserted against, or expense that may be incurred by, such persons in connection with the General Partner’s activities or such person’s activities on behalf of the General Partner, regardless of whether the General Partner would have the power to indemnify such person against such liability under the LLC Agreement.

The General Partner may enter into indemnity agreements with each of its current directors and officers to give such persons additional contractual assurances regarding the scope of the indemnification set forth in the LLC Agreement and to provide additional procedural protections.

The 2024 Plan provides that the committee that administers the 2024 Plan (the “Committee”) and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant, the General Partner, any of their affiliates, the Registrant’s or General Partner’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Plan. Members of the Committee and any officer or employee of the General Partner, the Registrant, or any of their affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the 2024 Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the General Partner with respect to any such action or determination.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

The following documents are filed as part of the Registration Statement or incorporated by reference herein:

4.1	Certificate of Limited Partnership of Westlake Chemical Partners LP (incorporated by reference to Exhibit 3.1 to Westlake Chemical Partners LP’s Registration Statement on Form S-1 (File No. 333-195551), filed on April 29, 2014).

4.2	First Amended and Restated Agreement of Limited Partnership of Westlake Chemical Partners LP (incorporated by reference to Exhibit 3.1 to Westlake Chemical Partners LP’s Current Report on Form 8-K (File No. 001-36567) filed on August 8, 2014).

4.3	Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of Westlake Chemical Partners LP dated as of November 16, 2017 (incorporated by Reference to Exhibit 3.1 to Westlake Chemical Partners LP’s Current Report on Form 8-K, filed on November 16, 2017, File No. 01-36567).

4.4	Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of Westlake Chemical Partners LP (incorporated by reference to Exhibit 3.1 to Westlake Chemical Partners LP’s Current Report on Form 8-K filed on July 30, 2018 (File No. 01-36567)).

4.5	Westlake Chemical Partners LP Long-Term Incentive Plan (Adopted July 15, 2014) (incorporated by reference to Exhibit 10.8 to Westlake Chemical Partners LP’s Current Report on Form 8-K (File No. 001-36567) filed on August 8, 2014).

4.6	Westlake Chemical Partners LP Long-Term Incentive Plan (As Amended and Restated Effective May 8, 2024) (incorporated by reference to Appendix A of Westlake Chemical Partners LP’s Definitive Proxy Statement on Schedule 14A (File No. 001-36567) filed on March 18, 2024).

5.1	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered (incorporated by reference to Westlake Chemical Partners LP’s Registration Statement on Form S-8 (File No. 333-198233) filed on August 19, 2014).

5.2*	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

23.3*	Consent of Baker Botts L.L.P. (included in Exhibit 5.2).

24.1*	Power of Attorney (included on the signature page hereto).

*	Filed herewith.

ITEM 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 10, 2024.

WESTLAKE CHEMICAL PARTNERS LP
(Registrant)

By:	Westlake Chemical Partners GP LLC,
its general partner

By:	/s/ Albert Chao
Albert Chao
President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below appoints Albert Chao, M. Steven Bender and L. Benjamin Ederington, and each of them severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, with full power to act with or without the others and with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority, to do and perform in the name and on behalf of each undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done, in all intents and purposes and as fully as he or she might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on May 10, 2024.

Signature	Title

/s/ Albert Chao Albert Chao	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ M. Steven Bender M. Steven Bender	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Jeff Holy Jeff Holy	Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ L. Benjamin Ederington L. Benjamin Ederington	Executive Vice President, Performance and Essential Materials, General Counsel, Chief Administrative Officer and Director

/s/ James Chao James Chao	Chairman of the Board of Directors

/s/ G. Stephen Finley G. Stephen Finley	Director

Signature	Title

/s/ Lisa Friel Lisa Friel	Director

/s/ Randy Woelfel Randy Woelfel	Director